Exhibit 5.3
[Letterhead of Lavery de Billy L.L.P.]
September 11, 2009
Novelis Inc.
3399 Peachtree Road NE
Suite 1500
Atlanta, Georgia 30326
Dear Sirs/Mesdames:

Re:	Novelis Inc.
Offering of 11 1/2% Senior Notes Due 2015
We have acted as special counsel in the Province of Québec to Novelis No. 1 Limited Partnership (“Novelis LP”) in connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of (a) $185,000,000 principal amount of 11 1/2% Senior Notes due 2015 (the “Notes”) of Novelis Inc. (the “Company”), a corporation organized under the laws of Canada, to be issued in exchange for the Company’s outstanding 11 1/2% Senior Notes due 2015 pursuant to an Indenture, dated as of August 11, 2009 (the “Indenture”), among the Company, the subsidiaries of the Company party thereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and (b) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes.
A. DOCUMENTATION AND SCOPE EXAMINATION
For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of:
(a)	the Indenture;

(b)	the Guarantees;

(c)	the limited partnership agreement dated as of May 7, 2007 of Novelis LP between 4260848 Canada Inc. (“4260848”), in its capacity as general partner and the Company, in its capacity as limited partner, as amended on May 14, 2007 (the “Partnership Agreement”);

(d)	a certificate dated as of September 11, 2009 (the “Certificate of Attestation”) issued pursuant to An Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Quebec) relating to Novelis LP;

(e)	a certificate dated as of September 11, 2009 of an officer of 4260848, in its capacity as general partner of Novelis LP (the "Officer’s Certificate”); and

(f)	the resolutions of the board of directors of 4260848 dated as of June 25, 2009, in its capacity as general partner and on behalf of Novelis LP, approving and authorizing, among others things, the execution and delivery of the Indenture and the execution and issue of the Guarantees (the "Resolutions”).
We have not reviewed nor have we assisted in the preparation of, nor have we reviewed any other agreements in connection with the above noted transaction and no opinion is expressed as to the accuracy, completeness or fairness of such other agreements.
B. JURISDICTION
We are solicitors qualified to practice law in the Province of Quebec, and we have made no investigation under, and our opinion does not extend to, the laws of any jurisdiction other than the laws of the Province of Quebec and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based upon legislation in effect on the date hereof. We assume no obligation to revise or supplement this opinion should present laws be changed by legislative action, judicial decision or otherwise.
C. ASSUMPTIONS AND RELIANCES
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto (except Novelis LP), the Notes have been duly authorized by the Company, the Guarantees have been duly authorized by the Guarantors (except Novelis LP) and that the Company and the Guarantors (except Novelis LP) have been duly organized and are existing corporations in good standing under the laws of their respective jurisdictions of organizations, assumptions which we have not independently verified.
For the purpose of the opinion set forth in paragraph 1 hereof, we have relied solely upon the Certificate of Attestation.
In rendering the opinions expressed in paragraphs 2 and 3 hereto, we have relied solely upon the Resolutions and the Officer’s Certificate.
D. OPINIONS
Based and subject to the foregoing and subject to the qualifications set out below, it is our opinion that:

1)	Novelis LP has been registered and has not been dissolved under An Act respecting the legal publicity of sole proprietorship, partnerships and legal persons (Québec).

2)	The Indenture has been duly authorized, executed and delivered by 4260848 in its capacity as general partner of Novelis LP.

3)	The Guarantees have been duly authorized by 4260848, in its capacity as general partner of Novelis LP.

4)	As to the validity of the Indenture and the Guarantees (the “Documents”), we advise you that subject to public order as understood in international relations, the choice of the laws of the State of New York to govern the Documents will be upheld as a valid choice of law and, if specifically pleaded and proved, applied by the courts of competent jurisdiction in the Province of Québec, except with respect to characterization of property, which will be made according to the laws of the jurisdiction where the property is situated, and procedure, which will be governed by the laws of the court seized of the matter.

5)	A court of competent jurisdiction in the Province of Québec may decline jurisdiction in any action brought upon the Documents on the basis that another court of another jurisdiction is in a better position to decide on the dispute.

Pursuant to the Civil Code of Québec (the “Civil Code”), where legitimate and manifestly preponderant interests so require, a court of competent jurisdiction in the Province of Québec may give effect to mandatory provisions of the laws of another jurisdiction where the matter which such court is seized of is closely connected with such other jurisdiction. In deciding whether to do so, such court will consider the purposes of such provisions and the consequences of their application or if legal proceedings, between the same parties, based on the same facts and having the same object are pending in a foreign jurisdiction, provided that such legal proceedings could result in a decision which might be recognized in the Province of Québec, or if such decision has already been rendered in such a foreign jurisdiction.

6)	The courts of Québec will recognize and, where applicable, declare enforceable any judgment rendered by the courts of a foreign jurisdiction in connection with any action arising out of the Documents, except in the following cases:
(a)	the motion or application to enforce such judgment is not made in the Province of Québec within ten (10) years after the date of such judgment;

(b)	the foreign judgment is subject to ordinary remedy or is not final or enforceable in the jurisdiction where it was rendered;

(c)	the foreign judgment was rendered in contravention of the fundamental principles of procedure as understood under the laws of Québec;

(d)	a dispute between the same parties, based on the same facts and having the same object has given rise to a judgment rendered in Québec, whether it has acquired the authority of a final judgment or not, or is pending before a Québec authority, in first instance or has been decided in a third jurisdiction and the judgment meets the necessary conditions for recognition in Québec;

(e)	the outcome of the foreign judgment is manifestly inconsistent with public order as understood in international relations;

(f)	the foreign judgment enforces obligations arising from the taxation laws of a country which does not recognize and enforce the obligations resulting from Québec taxation laws or grants relief in the nature of injunction or specific performance, or the foreign judgment enforces penal or expropriation proceedings or measures;

(g)	the foreign judgment is contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competitions Tribunal under the Competition Act (Canada) in respect of certain judgments under foreign antitrust laws;

(h)	any service of process on an agent for service of process does not constitute legal service of process under the laws of the jurisdiction where the judgment was rendered; and

(i)	the defendant or respondent proves before the courts of Québec that, owing to the circumstances, it was unable to learn of the existence of the proceedings or was not given sufficient time to offer its defence.
7)	Subject to paragraphs 6(a) to 6(i) above, the courts of Québec will recognize and, where applicable, declare enforceable in Québec any foreign judgment, without entering into any examination of the merits of the foreign judgment.

8)	Subject to the above, if the foreign judgment is rendered by default, it will be enforceable if the plaintiff proves that the legal proceedings giving rise to the foreign judgment were duly served on the defendant or respondent in accordance with laws of the jurisdiction where the foreign judgment was rendered.

In any motion or application made before a court of competent jurisdiction in the Province of Québec to enforce such judgment, the Québec court will confine itself to verifying whether the judgment in respect of which recognition or enforcement is sought meets the foregoing requirements set out above, without entering into any examination of the merits of such judgment.
E. QUALIFICATIONS
This opinion is subject to the following qualifications:
1)	The validity, binding nature or enforceability of the Documents or any judgement arising out of or in connection therewith may be limited by applicable bankruptcy, insolvency, winding-up, reorganization, moratorium, prescription or other laws of general application, affecting creditors’ rights from time to time in effect.

2)	The enforceability of certain provisions of the Documents relating to enforcement and realization proceedings and remedies, may be limited by the provisions of the Civil Code. However, such limitations should not make the remedies intended to be provided by a hypothec inadequate for the practical realization of the benefits intended to be provided thereby if the holders thereof act in good faith and in a commercially reasonable manner.

3)	The ability to recover or claim certain costs, fines, penalties or expenses may be subject to judicial discretion of the courts of Québec. Furthermore, a Court of Québec may refuse to enforce a clause obligating the debtor in the event of default to pay the fees and costs of the creditor’s attorney; such court may limit any condemnation, if at all, of such debtor to pay such fees and costs as are taxed pursuant to the tariff of judicial fees in force in Québec at the time of such condemnation. We express no opinion with respect to any provisions of the Documents which purport (a) to enable the Trustee to recover any fines, penalties or costs levied against or imposed upon such other party by applicable law or by order of a court or (b) to waive the rights of any party under any legislation which precludes such waiver.

4)	The obligation of the parties to the Documents and the enforceability thereof are subject to the following:
(a)	equitable remedies such as specific performance and injunctive relief which may be ordered by a court in its discretion and accordingly may not be available as a remedy in an action brought to enforce such documents;

(b)	the provisions of the Documents purporting to impose an obligation on any of the parties thereto, the extent of which is only determinable at the sole discretion of any other party thereto, may not be enforceable;

(c)	the powers of the courts to stay proceedings before them and to stay the execution of judgements;

(d)	the Currency Act (Canada) pursuant to which a Court in Canada will render judgement only in lawful money of Canada;

(e)	the discretion that a Court may reserve to itself to decline to hear an action if it is contrary to public policy for it to do so or if it is not the proper forum to hear such action;

(f)	the validity, binding nature or enforceability of any of the provisions of the Documents pursuant to which Novelis LP purports to waive any legal rights of public order;

(g)	limitations which may be imposed by law on the effectiveness of terms exculpating a party from a liability resulting from intentional or gross fault;

(h)	the discretion that a court may reserve to itself to impose restrictions on the rights of creditors to enforce immediate payment of amounts stated to be payable on demand and to decline to be bound by determinations of fact stated to be conclusive by the contracting parties; and

(i)	limitations upon the right of a party to the Documents to enforce such document on the basis of a purely technical default, such as the failure to timely produce a document.
5)	The enforceability of the Documents is subject to the obligation of the parties thereto to act at all times in good faith. Such parties may not exercise their rights with the intent of injuring another. We express no opinion as to any particular equitable remedy that may be granted, imposed or rendered by the courts of Québec, including remedies such as specific performance and injunction. Under the laws of the Province of Québec, the courts of Québec may among other things:
(a)	not allow a creditor to accelerate payment of the balance of a debt upon the occurrence of a default deemed immaterial by the court; or

(b)	may decline to order the debtor to perform covenants other than payment covenant.

6)	We express no opinion with respect to the restrictions on interest rates imposed by the Criminal Code (Canada) and the Interest Act (Canada).

7)	We express no opinion as to the legality, validity, binding nature or enforceability of any provision of the Documents which suggests or provides that a party thereto shall be bound by any obligation which is not embodied in the Documents.

8)	We express no opinion with respect to the effect or the validity, binding nature or enforceability of those provisions of the Documents which purport to allow the severance of invalid, illegal or unenforceable provisions or restricting their effect.
This opinion is provided to the sole benefit of the addressees for the purpose set forth above and may not be relied upon by any other person or for any other person without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Yours truly,
/s/ Lavery, de Billy, L.L.P.